Acceptance of Option Amendment

By signing below, I hereby accept the offer of Sunesis Pharmaceuticals, Inc. (the “Company”) to amend my outstanding stock options (set forth on Schedule 1 hereto) that will have vested as of my termination of employment with the Company, together with any options that will vest in the event I sign that certain Release Agreement provided to me by the Company on June 13, 2008 and I allow such Release Agreement to become effective (collectively, “Options”) to extend the post-termination exercise period of such Options until the earlier of (i) the original end of the term of each such Option or (ii) June 30, 2009. I understand that any Option so amended may cease to qualify as an “incentive stock option” to the extent such Option previously would have qualified as an “incentive stock option.” I have been encouraged by the Company to consult with my tax advisor for guidance on the tax implications of this Acceptance of Option Amendment. Except as described in this Acceptance of Option Amendment, I understand that my right to exercise any Option, and all other rights and obligations with respect to my Options(s), will be as set forth in my stock option agreement(s), grant notice(s) and applicable stock plan documents. I have reviewed such documents and am aware of their terms, including without limitation the original end of the term of each Option. I understand that the Company will not send me notice in the future regarding the timing of the expiration of my stock options unless and until I request such information in writing from the Company’s stock plan administrator.

I understand that if I do not sign and return this Acceptance of Option Amendment on or before July 1, 2008, my Options will not be amended as offered hereunder.

Robert S. McDowell, Ph.D.
/s/ Robert McDowell

Date: 6/27/08